Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-136098

PROTALEX, INC.

20,328,098 Shares of

Common Stock

This prospectus relates to the resale by selling stockholders of up to 20,328,098 shares of our common stock, of which 13,318,757 shares are currently outstanding and 7,009,341 shares are issuable upon exercise of warrants. We will not receive any proceeds from the sale of the shares, except from the exercise of the warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

Our common stock is listed on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “PRTX.” The last reported sales price per share of our common stock, as reported by the OTCBB on July 27, 2007, was $1.37

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended May 31, 2007, which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2007.

TABLE OF CONTENTS

NOTICE ABOUT FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
SELLING STOCKHOLDERS	5
PLAN OF DISTRIBUTION	18
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	19
DESCRIPTION OF SECURITIES	19
LEGAL MATTERS	21
EXPERTS	21
AVAILABLE INFORMATION	21

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

Various statements made in this Registration Statement on Form S-1 are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following:

•	the status and anticipated timing of regulatory review and approval, if any, for our product; candidates;

•	our product development efforts, including results from clinical trials;

•	anticipated dates of clinical trial initiation, completion and announcement of trial results by us;

•	anticipated clinical trial results and regulatory submission dates for our product candidates by us;

•	analysis and interpretation of data by regulatory authorities;

•	anticipated operating losses and capital expenditures;

•	estimates of the market opportunity and the commercialization plans for our product candidates;

•	our intention to rely on third parties for manufacturing;

•	the scope and duration of intellectual property protection for our products;

•	our ability to raise additional capital; and

•	our ability to acquire or in-license products or product candidates.

In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “target”, “goal”, “continue”, or the negative of such terms or other similar expressions. Factors that might cause or contribute to differences include, but are not limited to, those discussed in Risk Factors of this Registration Statement and discussed in our other Securities and Exchange Commission (“SEC”) filings.

We urge you to carefully review and consider the disclosures found in these filings, all of which are available in the SEC EDGAR database at www.sec.gov. Given the uncertainties affecting biotechnology companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. We undertake no obligation to (and expressly disclaim any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events or otherwise.

The following discussions should be read in conjunction with our audited Financial Statements and related notes thereto and the Risk Factors contained our Annual Report on Form 10-K for the fiscal year ended May 31, 2007, which is incorporated by reference into this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless otherwise indicated or required by the context, as used in this prospectus, the terms “we,” “our,” “us” and “the Company” refer to Protalex, Inc.

Overview

In September 1999, Protalex acquired a majority of the issued and outstanding shares of common stock of Enerdyne from Don Hanosh, pursuant to a Stock Purchase Agreement between Protalex, Enerdyne and Mr. Hanosh. In November 1999, Protalex merged with and into Enerdyne pursuant to a Merger Agreement and Plan of Reorganization, and Enerdyne changed its name to Protalex, Inc. After the merger, Protalex’s former stockholders held approximately 92% of the shares of our common stock, and Enerdyne’s former stockholders held approximately 8% of the shares of our common stock. On December 1, 2004, Protalex, Inc., a New Mexico corporation, consummated a merger with and into its newly-formed, wholly-owned subsidiary, Protalex Delaware, in order to reincorporate in the State of Delaware. Our authorized capital stock consists of 100,000,000 shares of $0.00001 par value common stock.

We are a development stage company engaged in developing a class of biopharmaceutical drugs for treating autoimmune and inflammatory diseases. Our lead product, PRTX-100, has demonstrated effectiveness in pre-clinical studies in regulating the immune system with persisting effects.  The effectiveness of PRTX-100 shown in pre-clinical studies using animal models may not be predictive of the results that we will see in our clinical trials.  We currently have no product on the market. We are initially targeting the autoimmune diseases idiopathic thrombocytopenic purpura, or ITP and Rheumatoid Arthritis, or RA.

Favorable pre-clinical safety and efficacy studies for our lead compound, PRTX-100, laid the foundation for the Investigational New Drug Application or IND, for treating RA. We submitted the IND to the United States Food and Drug Administration or FDA in March 2005 and later in March 2005 the FDA verbally disclosed to us that it had placed our IND on clinical hold, pending additional product characterization. In August 2005, we formally replied to the FDA and in September 2005, the FDA notified us that it had lifted the clinical hold on our IND and that our proposed study could proceed. We commenced with the Phase Ia clinical trial in December 2005 and completed the Phase Ia clinical trial in March 2006. This Phase Ia trial was performed in healthy volunteers, and was designed primarily to assess the safety and tolerability of PRTX-100. The basic safety data demonstrated that PRTX-100 was safe and well tolerated. There were no deaths or serious adverse events. The pharmacokinetic (PK) profile was favorable and the pre-clinical PK data were confirmed by the data in this Phase Ia clinical trial. In May 2007, we filed an amendment to the IND with the FDA. This amendment included the final Phase Ia safety study report, a Chemistry, Manufacturing and Control or CMC update, and a protocol for a Phase Ib study. In June 2007, we commenced with a Phase Ib clinical trial designed to gain more detailed information on biomarkers, including gene expression profiling and platelet functional assessments which will allow for more optimized patient selection and targeting in the upcoming Phase II clinical trials. This Phase Ib clinical trial will also extend the clinical investigation of PRTX-100 tolerability, PK, and pharmacodynamics or PD at higher dose ranges.

RA is an autoimmune disease that causes the inflammation of the membrane lining multiple joints, resulting in pain, stiffness, warmth, redness and swelling. The inflamed joint lining, the synovium, can invade and damage bone and cartilage. Inflammatory cells release enzymes and cytokines that may damage bone and cartilage. The involved joint can lose its shape and alignment, resulting in pain and loss of movement. A Phase II randomized, placebo controlled, multi-center study in patients with active RA, is scheduled to commence enrollment in the first half of calendar 2008.

ITP is an uncommon autoimmune bleeding disorder characterized by too few platelets in the blood. Affected individuals may have bruising, small purple marks on the skin called petechiae, bleeding from the gums after having dental work, nosebleeds or other bleeding that is hard to stop, and in women, heavy menstrual bleeding. Although bleeding in the brain is rare, it can be life threatening if it occurs. The affected individuals make antibodies against their own platelets leading to the platelets' destruction, which in turn leads to the abnormal bleeding. In ITP, we contracted Trident Clinical Research Pty Ltd, a leading Australian clinical research organization, to manage and monitor our first-in-patient ITP clinical trial. This clinical trial is designed to provide initial multiple dose safety and PK data as well as preliminary efficacy information. We have identified six sites in Australia, all regional referral centers for treatment of chronic ITP, to conduct a repeated dose study of PRTX-100 in chronic ITP patients. This clinical trial is expected to begin enrolling patients in the fourth calendar quarter of 2007.

Our bioregulatory compounds are based on the principle of normalizing the activities of immune cells at a more basic level than traditional pharmaceutical agents, which act upon the end products of complex body functions. In autoimmune disease models, PRTX-100, which is a natural compound, has reversed the pathologic process resulting in a restoration and maintenance of normal healthy tissue. We intend to bring this biotechnology to bear on a range of serious autoimmune diseases that affect millions of sufferers worldwide, for additional indications such as pemphigus, systemic lupus erythematosus or lupus, psoriasis, inflammatory bowel diseases such as Crohn’s disease and ulcerative colitis, insulin-dependent diabetes mellitus, and multiple sclerosis. To date, however, we have not conducted any pre-clinical trials related to the treatment of these diseases and to do so would require substantial additional capital infusions.

We are also broadening our intellectual property and developing our management team, facilities and operational infrastructure for commercialization of our products. Our business and laboratory operations are located in New Hope, Pennsylvania. We also outsource some of our activities to contract organizations and facilities. For example, we continue to refine the manufacturing process of PRTX-100 under Current Good Manufacturing Practice, or cGMP, in quantities we believe are sufficient for the upcoming clinical trials. We also expect that other clinical trial related activities will occur during the next 12 months, including drug substance manufacturing, drug product formulation, product packaging, and additional toxicology studies. Additionally, we intend to conduct pre-clinical research with PRTX-100 and other compounds in several other autoimmune indications.

Our in-house research includes demonstrating the efficacy of PRTX-100 in well established and characterized animal models of RA and other autoimmune diseases. For example, we have tested PRTX-100 in the murine collagen induced arthritis model, or CIA, which is considered to be a predictive efficacy model for RA in humans. This is the model that was used to test the efficacy of the FDA approved drug, etanercept, or Enbrel®. PRTX-100 has also demonstrated its efficacy in an animal model of systemic lupus erythematosus. Our scientists are also investigating the mechanism of action and developing a second-generation class of compounds. Additionally, our laboratory personnel have developed a pre-clinical ITP model with data showing that PRTX-100 inhibits the phagocytosis (ingestion) of platelets in vitro. Platelet phagocytosis is the effector limb of ITP. Lab personnel also are developing analytical methods to screen derivative compounds for bioactivity, measure drug concentrations in the blood, and measure systemic effects to be used in evaluating the efficacy and safety data in human clinical trials.

We have concluded eight prior private placements of our common stock, raising a total of $42.2 million in the aggregate and carrying us through basic research, pre-clinical and early stage clinical trials.  Our research and development expenditures were $5,562,485, $3,840,400 and $3,519,910 for the years ended May 31, 2007, 2006 and 2005, respectively. The most recent private placement in July 2006 raised approximately $15.2 million. Since we have completed our Phase Ia clinical trial, commenced with a Phase Ib clinical trial in June 2007 and have started the planning process for two Phase II clinical trials during the next fiscal year, we anticipate that we will need to raise additional capital in fiscal year 2009 to fund the ongoing FDA approval process.

As our lead product moves closer to the marketing stage, we intend to look for opportunities to enter into collaborative arrangements with larger strategic partners to market and sell our products in the United States and in foreign markets. We also intend to seek out partners who would be responsible for funding or reimbursing all or a portion of the costs of pre-clinical and/or clinical trials required to obtain regulatory approval. In return for such payments, we could grant these partners rights to market certain of our products in particular geographical regions. We are also evaluating the alternative approach of pursuing our programs independently with the intention of becoming a fully integrated biopharmaceutical company.

About PRTX-100

PRTX-100 is a highly-purified form of the Staphylococcal bacterial protein known as Protein A. PRTX-100 has the ability, at very low concentrations, to bind to and to down regulate activation of human B-lymphocytes and macrophages which are key cells mediating inflammation in certain autoimmune diseases. Laboratory studies indicate the mechanism involves interference with specific intracellular signaling pathways. Pre-clinical studies also demonstrate that very low doses of PRTX-100 have potent therapeutic effects on model inflammatory diseases.

Corporate Information

The mailing address and phone number of our principal executive office is 145 Union Square Drive, New Hope, PA 18938 and (215) 862-9720.

SELLING STOCKHOLDERS

The selling stockholders who participated in the July 2006 financing transaction purchased an aggregate of 6,071,013 shares of common stock in a private placement offering under Section 4(2) and Section 506 of Regulation D under the Securities Act. These selling stockholders also received warrants to purchase an aggregate of 2,048,967 shares of common stock upon exercise of warrants. The warrants have an exercise price of $3.85 per share.

The selling stockholders who participated in the December 2005 financing transaction purchased an aggregate of 2,595,132 shares of common stock in a private placement offering under Section 4(2) and Section 506 of Regulation D under the Securities Act. The selling stockholders also received warrants to purchase an aggregate of 875,858 shares of common stock upon exercise of warrants. The warrants have an exercise price of $2.99 per share.

The selling stockholders who participated in the May 2005 financing transaction purchased an aggregate of 2,593,788 shares of common stock in a private placement offering under Section 4(2) and Section 506 of Regulation D under the Securities Act. The selling stockholders also received warrants to purchase an aggregate of 920,121 shares of common stock upon exercise of warrants. The warrants have an exercise price of $2.25 per share.

The selling stockholders who participated in the September 2003 financing transaction purchased an aggregate of 2,058,824 shares of common stock in a private placement offering under Section 4(2) and Section 506 of Regulation D under the Securities Act. The selling stockholders also received warrants to purchase an aggregate of 3,164,395 shares of common stock upon exercise of warrants. The warrants, as amended, have an exercise price of $2.25 per share.

We have registered for resale the shares sold in the private placement and issuable on exercise of the warrants to permit the selling stockholders and transferees to resell the shares when they deem appropriate. Except with respect to current directors Dinesh Patel through vSpring Capital, Frank M. Dougherty, and Peter G. Tombros (as to each of which additional information is provided previously under the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management”), certain non-executive officer employees noted in the footnotes to the selling shareholder table below, and John E. Doherty, who served as a member of the Company’s Board of Directors from September 1999 to September 2005 and as the Company’s President and Chief Executive Officer from September 1999 to December 2002 and William Hitchcock, who served as our Chairman of the Board from September 2001 to September 2003, none of the selling stockholders or their respective affiliates has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessor or affiliates, nor is in a position where it should be able to control us.

Thirty selling shareholders have affiliations with broker-dealers as follows:

•	Joseph R. Hardiman is a director and shareholder of Brown Advisory & Trust Co., which is an affiliate of Brown Advisory Securities, a member of the NASD.

•	Two members of Robert A. Mackie’s immediate family work for members of the NASD.

•	The managing member of Catalysis Partners, LLC is a registered representative of Strome Securities LP, a member of the NASD.

•	Terral Jordan employer’s wholly-owned subsidiary is a member of the NASD.

•	Jon M. Plexico is an employee of Merriman Curhan Ford & Co. (“MCF”), which is an NASD member. As well, MCF is a publicly traded entity of which he owns shares and MCF is Mr. Plexico’s broker for conducting transactions.

•	William M. Hitchcock is a registered representative of Pembroke Financial Partners LLC, which is a NASD member firm.

•	Edward B. Keaney is a Managing Director of MCF, which is an NASD member firm.

•	The Havens family also owns stock in A.G. Edwards and Morgan Stanley, who are members of the NASD.

•	SF Capital Partners Ltd. is affiliated with two NASD broker-dealers; Reliant Trading and Shepherd Trading Limited.

•	Some of the limited partners of Integral Capital Partners VI, L.P. are associated with Morgan Stanley, however, such people own less than 10% collectively of the limited partnership interests.

•	Mark E. Strome, who holds the shares as Strome Alpha Fund, LP, is the CEO and President of Strome Securities LP, a NASD member firm.

•	Kenneth R. Werner, who holds the shares as Kenneth R. Werner Revocable Trust Dtd 7/20/96, is employed by MCF, which is an NASD member. Mr. Werner is a registered representative of MCF, which is a public company.

•	John C. Lipman is the managing member of Carter Management Group LLC. Mr. Lipman is the chairman and sole owner of Carter Securities LLC, which is a NASD member firm.

•	Seymour Rose is a registered representative of AXA Advisors, LLC, which is a NASD member firm.

•	Paramount BioCapital Asset Management, Inc. is the general partner and investment manager of the following selling stockholders: (i) Aries Master Fund II, LP (ii) Aries Domestic Fund, LP and (iii) Aries Domestic Fund II, LP. Lindsay A. Rosenwald is the chief executive officer, chairman and sole stockholder of Paramount BioCapital Asset Management, Inc. and is the chief executive officer, chairman and sole stockholder of Paramount Biocapital, Inc, an NASD member firm.

•	Larry Gellman is a managing director of, and owns equity securities in, Robert W. Baird & Co. Incorporated, which is a NASD member firm. Larry Gellman is the father of selling stockholders Samuel Gellman and Sarah Gellman.

•	Anthony Cantone is the President of Cantone Research, Inc., which is a NASD member firm.

•	Cantone Partners, L.P. is a fund, in which Anthony Cantone is the General Manager. Anthony Cantone is President of Cantone Research, Inc., which is a NASD member firm.

•	Griffin Securities, Inc. acted a placement agent for this transaction and is a NASD member firm.

•	Salvatore Saraceno is an employee of Griffin Securities, Inc, which is a NASD member firm.

•	Mark Zizzamia is an employee of Griffin Securities, Inc, which is a NASD member firm.

•	Mufson, Howe, Hunter and Partners, LLC is wholly-owned by Mufson, Howe, Hunter and Company, LLC, acted as placement agent for this transaction and is a NASD member firm.

•	LB I Group, Inc.’s parent company, Lehman Brothers Inc., is a NASD member and registered broker dealer.

•	Adrian Z. Stecyk, is the president and chief executive officer of Griffin Securities, Inc. which acted a placement agent for this transaction and is a NASD member firm.

•	Julia Lancian is an employee of Griffin Securities, Inc, which is a NASD member firm.

•	Victor Polakoff is a Branch Manager at Cantone Research, Inc., which is a NASD member firm.

•	Sunrise Securities Corp., a NASD member firm, is the general partner of Sunrise Equity Partners LP.

•	James R. Walker’s son is employed by JPMorgan Chase & Co., which is a NASD member firm.

•	Douglas Walker’s brother is employed by JPMorgan Chase & Co., which is a NASD member firm.

•	Mark Aridgides is an employee of Chittenden Securities, which is a NASD member firm.

In the purchase agreement, each of the selling stockholders, including those selling stockholders with broker-dealer affiliations, represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the selling stockholders purchased the shares in the ordinary course of business and represented that it qualifies as an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

The table below sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling stockholders, except is a selling stockholder exercises his, her or its warrants with cash.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock issuable currently or within 60 days of July 27, 2007, upon exercise of options or warrants held by that person or group are deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 28,600,464 shares of common stock outstanding as of July 27, 2007, together with applicable options and warrants for each stockholder.

	NO. OF SHARES OFFERED (INCLUDES STOCK UNDERLYING		SHARES OWNED PRIOR TO THE OFFERING			SHARES OWNED AFTER THE OFFERING
	WARRANTS)		NUMBER		PERCENTAGE	NUMBER	PERCENTAGE
vSpring Capital. L.P	4,433,002	(1)	4,433,002		15.5%	0	*
LB I Group, Inc.	2,000,000	(2)	1,600,000	(2)	5.6%	0	*
Christoph Henkel	1,384,970	(3)	1,443,794		5.0%	58,824	*
Camofi Master LDC	562,500	(4)	562,500		2.0%	0	*
Merriman Curhan Ford & Co.	558,423	(5)	558,423		2.0%	0	*
Cordillera Fund, L.P.	542,500	(6)	542,500		1.9%	0	*
Bruce E. Toll	500,000	(7)	500,000		1.7%	0	*
Integral Capital Partners VI, L.P.	437,500	(8)	437,500		1.5%	0	*
Anthony J. Cantone	437,500	(9)	437,500		1.5%	0	*
Kinloch Rice Fields, LLC	437,129	(10)	741,247		2.6%	304,118	1.1%
SF Capital Partners Ltd.	411,765	(11)	411,765		1.4%	0	*
Sandra Pessin	362,166	(12)	362,166		1.3%	0	*
Larry Gellman	300,000	(13)	300,000		1.0%	0	*
Adrian Z. Stecyk	296,226	(14)	296,226		1.0%	0	*
Aries Master Fund II	293,334	(15)	293,334		1.0%	0	*
Grand Cathay Venture Capital Co. Ltd	250,000	(16)	250,000		*	0	*
Grand Cathay Venture Capital III Co. Ltd	250,000	(17)	250,000		*	0	*
The Lincoln Fund, L.P.	241,755	(18)	514,670		1.8%	272,915	*
US Biosciences LLC	207,500	(19)	207,500		*	0	*
NITE Capital LP	205,555	(20)	205,555		*	0	*
Mosaix Ventures	194,445	(21)	194,445		*	0	*
Carter Management Group, LLC	193,750	(22)	193,750		*	0	*
Sunrise Equity Partners LP	175,000	(23)	175,000		*	0	*
William Hitchcock	173,974	(24)	449,174		1.6%	275,200	*
Hauck-Aufhaeueer Banquiers Luxembourg S.A.	166,666	(25)	166,666		*	0	*
Aries Domestic Fund, LP	156,111	(26)	156,111		*	0	*
John Doherty	138,889	(27)	3,091,549		10.8%	2,952,660	10.3%
Bushido Capital Master Fund, LP	125,000	(28)	125,000		*	0	*
ETP/FBR Venture Capital II, LLC	125,000	(29)	125,000		*	0	*
Pierce Diversified Strategy Mast Fund, LLC	125,000	(30)	125,000		*	0	*
Springbridge Capital Corporation	125,000	(31)	125,000		*	0	*
Valor Capital Management, LP	125,000	(32)	125,000		*	0	*
Griffin Securities, Inc.	114,764	(33)	114,764		*	0	*
052516NB INC	112,500	(34)	112,500		*	0	*
Investment Strategies Fund, L.P.	108,750	(35)	108,750		*	0	*
Salvatore Saraceno	102,102	(36)	102,102		*	0	*
Mark Zizzamia	102,102	(37)	102,102		*	0	*
Eric N. Fellner	101,838	(38)	201,838		*	100,000	*
Pacific Growth Equites	100,000	(39)	100,000		*	0	*
WBW Trust No. One, William T. Weyerhaeuser, Trustee	100,000	(40)	100,000		*	0	*
Thomas Zug	92,430	(41)	288,097		1.0%	195,667	*
James R. Walker	90,919	(42)	200,919		*	110,000	*
Maud Thilghman Walker	88,974	(43)	165,641		*	76,667	*
Richard L. Breaux	83,088	(44)	141,912		*	58,824	*
Boris Volman	81,255	(45)	81,255		*	0	*
Richard Molinsky	81,250	(46)	81,250		*	0	*
Craig Lunsman	78,567	(47)	78,567		*	0	*
Aries Domestic Fund II, LP	78,333	(48)	78,333		*	0	*
Sterling Securities International Ltd.	77,766	(49)	77,766		*	0	*
Carter Securities, LLC	70,459	(50)	70,459		*	0	*
Mark E. Strome Living Trust	70,000	(51)	410,000		1.4%	340,000	1.2%
Douglas Heller	66,838	(52)	66,838		*	0	*
Josephine K. Doherty	66,838	(53)	66,838		*	0	*
David MacMillian	66,360	(54)	160,478		*	94,118	*

Cape May Limited Partnership	65,167	(55)	65,167	*	0	*
George K. Hickox, Jr.	65,167	(56)	65,167	*	0	*
PAM Investments, Ltd. - I	62,500	(57)	62,500	*	0	*
Oakwood Holdings	58,419	(58)	58,419	*	0	*
Larry Kopp	56,250	(59)	56,250	*	0	*
Kinloch & Company, LLC SC	55,555	(60)	530,392	1.9%	474,837	1.7%
Lance, Malvin & Partners (Lance)	55,555	(61)	55,555	*	0	*
Terrell Jordan	53,167	(62)	151,085	*	97,918	*
MedCap Partners, L.P.	52,500	(63)	52,500	*	0	*
Cantone Partners, L.P.	52,369	(64)	52,369	*	0	*
Samuel J. Gellman	50,000	(65)	50,000	*	0	*
Sarah Gellman	50,000	(66)	50,000	*	0	*
Peter Tombros	50,000	(67)	50,000	*	0	*
Douglas Walker	45,001	(68)	45,001	*	0	*
Mufson, Hunter, Howe and Company	43,691	(69)	43,691	*	0	*
Jack Benoff	42,771	(70)	42,771	*	0	*
Matthew & Angela Hall Family Trust	41,176	(71)	41,176	*	0	*
Endeavor Asset Management, L.P.	37,500	(72)	37,500	*	0	*
Bayard Walker, Jr.	35,500	(73)	82,167	*	46,667	*
Henry W. Harris	35,000	(74)	35,000	*	0	*
James Hanosh	33,419	(75)	897,369	3.1%	863,950	3.0%
Scott Holmes	33,419	(76)	33,419	*	0	*
Steven and Mary Kane	33,419	(77)	83,421	*	50,002	*
Jane Smith Turner Trust	33,333	(78)	33,333	*	0	*
David Dent	31,250	(79)	31,250	*	0	*
Philip Isaacson	31,250	(80)	31,250	*	0	*
Dean Meyer	31,250	(81)	31,250	*	0	*
PAM Investments, Ltd. - II	31,250	(82)	31,250	*	0	*
Prism Capital 5, L.P.	30,882	(83)	30,882	*	0	*
Ranjan Lal	27,780	(84)	27,780	*	0	*
Clancy McKensie	27,778	(85)	27,778	*	0	*
The Lincoln Fund Tax Advantaged, L.P.	26,838	(86)	57,162	*	30,324	*
Philip & Cheryl McDonald	26,389	(87)	26,389	*	0	*
Daniel Bachtle	25,000	(88)	25,000	*	0	*
Ben & Sophie Reuben	25,000	(89)	25,000	*	0	*
Gregory A. Armbrustor	25,000	(90)	25,000	*	0	*
BN & Partners Private Equity GbR	25,000	(91)	25,000	*	0	*
Ronald Jude De Gregorio	25,000	(92)	25,000	*	0	*
David Russell Edwards	25,000	(93)	25,000	*	0	*
FIRS Management, LLC	25,000	(94)	25,000	*	0	*
Market Actives LLC Profit Sharing Plan	25,000	(95)	25,000	*	0	*
Louise A. Havens (Louise Havens Trust)	23,553	(96)	99,553	*	76,000	*
Robert Havens (Peter H. Havens Trust FBO Robert Havens	23,392	(97)	43,392	*	20,000	*
Victoria Havens (Mary L. Smith Trust FBO Victoria L. Havens	23,392	(98)	40,053	*	16,661	*
Sona Rajni Banker	23,375	(99)	23,375	*	0	*
Victor Polakoff	22,500	(1000)	22,500	*	0	*
Philip P. Sharples 1994 Family Trust U/A DTD 5/16/94	21,000	(101)	21,000	*	0	*
Philip T. Sharples Trust U/A DTD 11/13/52	21,000	(102)	21,000	*	0	*
Alexander M. Laughlin	20,588	(103)	20,588	*	0	*
Edgewood Management Company Profit Sharing Plan	20,588	(104)	20,588	*	0	*
Frank A. Bonsal, Jr.	20,588	(105)	20,588	*	0	*
William P. Getty	20,588	(106)	20,588	*	0	*
David Hannes	20,000	(107)	20,000	*	0	*
Donald and Gwen Reinke	20,000	(108)	20,000	*	0	*
Tony Nikolich	18,750	(109)	18,750	*	0	*

Joseph R. Hardiman	17,500	(110)	17,500	*	0	*
Brenton M. Wickam	15,441	(111)	15,441	*	0	*
Terry J. Hennigan	15,441	(112)	15,441	*	0	*
David R. & Terri L. Hellyer	15,000	(113)	15,000	*	0	*
Dougherty, Frank Rev. Tr. UAD 9-30-05	13,889	(114)	217,485	*	203,596	*
Mark Robinow	13,889	(115)	13,889	*	0	*
Shahrokh Saudagaran	13,750	(116)	13,750	*	0	*
DCB Enterprises, Inc.	13,625	(117)	13,625	*	0	*
Mai Pogue	12,500	(118)	12,500	*	0	*
Henry & Christine Gefken	12,500	(119)	12,500	*	0	*
Robert H. McNulty Trust	12,500	(120)	12,500	*	0	*
Paul E. Miller	12,500	(121)	12,500	*	0	*
Natalie Volman	12,500	(122)	12,500	*	0	*
Brock Ganeles	10,500	(123)	10,500	*	0	*
Hanne S. Castle	10,500	(124)	10,500	*	0	*
Holly E. Zug Trust Dtd. 8/5/97	10,500	(125)	10,500	*	0	*
Joanna K. Corrigan Irrevocable Trust	10,500	(126)	10,500	*	0	*
John Burd Defined Benefit Plan	10,500	(127)	10,500	*	0	*
Mark P. Mason	10,500	(128)	10,500	*	0	*
Robert Anthony Mackie	10,500	(129)	10,500	*	0	*
Cantone Research, Inc	10,325	(130)	10,325	*	0	*
Alan R. Sheriff	10,294	(131)	10,294	*	0	*
Catalysis Partners, LLC	10,294	(132)	10,294	*	0	*
Dixon R. Doll Sr. & Carol Doll Trust	10,294	(133)	10,294	*	0	*
Doll Family Partnership	10,294	(134)	10,294	*	0	*
Jon M. Plexico	10,294	(135)	10,294	*	0	*
Jonathan D. Calloghan	10,294	(136)	10,294	*	0	*
Lawrence J. Chazen Revocable Trust dtd 1/31/90	10,294	(137)	10,294	*	0	*
Matthew Crisp	10,294	(138)	10,294	*	0	*
Victor E. Parker, Jr.	10,294	(139)	10,294	*	0	*
Todd Matthew Abrams	10,000	(140)	10,000	*	0	*
Mark D. Aridgides	10,000	(141)	10,000	*	0	*
Bernard S. Carrey	10,000	(142)	10,000	*	0	*
Julia R. Lancian	10,000	(143)	10,000	*	0	*
Dennis Tran & Rosalie Duong	9,800	(144)	9,800	*	0	*
Karl J. Anderson	8,850	(145)	8,850	*	0	*
Peter Lawson-Johnston	8,750	(146)	8,750	*	0	*
Jonathan Sloan	7,670	(147)	7,670	*	0	*
Sonia S. Sloan	7,375	(148)	7,375	*	0	*
Howard LeVaux	6,250	(149)	6,250	*	0	*
Jonathan Merriman	6,176	(150)	6,176	*	0	*
Kenneth R. Werner Revocable Trust Dtd 7/20/96	6,176	(151)	6,176	*	0	*
Anne S. Ritchie Holum	5,950	(152)	5,950	*	0	*
Dorothy N. Ritchie-Valhouli	5,950	(153)	5,950	*	0	*
J. Michael Ritchie	5,950	(154)	5,950	*	0	*
Charles J. Kaspar III	5,775	(155)	5,775	*	0	*
Seymour Rose	5,555	(156)	5,555	*	0	*
Gregory H. Williams	5,147	(157)	5,147	*	0	*
Kevin J. Raidy	5,147	(158)	5,147	*	0	*
Robert E. Ford	5,147	(159)	5,147	*	0	*
Frank M. Dougherty Rev. Trust	5,000	(160)	283,970	*	278,970	*
Victor Schorr Sloan	4,720	(161)	44,720	*	40,000	*
Diane H. Franklin	4,425	(162)	4,425	*	0	*
Edward B. Keaney	4,118	(163)	4,118	*	0	*
Craig E. Sultan	3,500	(164)	3,500	*	0	*
Dixon R. Doll Jr. & Sarah Doll	3,500	(165)	3,500	*	0	*
Hans Hartvickson	3,500	(166)	3,500	*	0	*
John Sutcliffe	3,500	(167	3,500	*	0	*
Steven R. Sarracino	3,500	(168)	3,500	*	0	*
Joe Dervan & Elena Lisk	3,125	(169)	8,125	*	5,000	*
Patrick J. McQuaid	2,625	(170)	2,625	*	0	*
Anissa Lynn Leh	2,500	(171)	12,500	*	10,000	*
John Hiestand	2,059	(172)	2,059	*	0	*

John Martin Stockmal	1,475	(173)	1,475	*	0	*
David Dervan	975	(174)	975	*	0	*
Lesile Geyer	500	(175)	500	*	0	*
Samia M. Siddiqui	250	(176)	250	*	0	*

*indicated less than 1.0%

(1)
Includes stock underlying a warrant to purchase 1,047,255 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $3.85 per share.

(2)
Includes stock underlying a warrant to purchase 400,000 shares of common stock at an exercise price of $3.85 per share.  The shares underlying this warrant are excluded from the beneficial ownership calculation because the terms of the warrant contain a limitation on acquiring shares of common stock if the exercise would result in the holder beneficially owning more than 4.99% of the outstanding common stock

(3)
Includes stock underlying a warrant to purchase 176,144 shares of common stock at an exercise price of $2.25 per share, stock underlying a warrant to purchase 39,201 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 100,000 shares of common stock at an exercise price of $3.85 per share.

(4)	Includes stock underlying a warrant to purchase 112,500 shares of common stock at an exercise price of $3.85 per share.
(5)	Includes stock underlying a warrant to purchase 558,423 shares of common stock at an exercise price of $2.25 per share.
(6)
Includes stock underlying a warrant to purchase 33,500 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 75,000 shares of common stock at an exercise price of $3.85 per share.

(7)	Includes stock underlying a warrant to purchase 100,000 shares of common stock at an exercise price of $3.85 per share.
(8)	Includes stock underlying a warrant to purchase 437,500 shares of common stock at an exercise price of $2.25 per share.
(9)
Includes stock underlying a warrant to purchase 37,500 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $3.85 per share.

(10)	Includes stock underlying a warrant to purchase 437,129 shares of common stock at an exercise price of $2.25 per share.
(11)	Includes stock underlying a warrant to purchase 411,765 shares of common stock at an exercise price of $2.25 per share.
(12)
Includes stock underlying a warrant to purchase 45,500 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 33,333 shares of common stock at an exercise price of $2.99 per share.

(13)
Includes stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share.

(14)
Includes stock underlying a warrant to purchase 296,226 shares of common stock at an exercise price of $3.85 per share. Mr. Stecyk is the President and Chief Executive Officer of Griffin Securities, Inc., who acted as placement agent for the July 2006 financing transaction.

(15)
Includes stock underlying a warrant to purchase 31,667 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 27,000 shares of common stock at an exercise price of $3.85 per share.

(16)	Includes stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $2.99 per share.
(17)	Includes stock underlying a warrant to purchase 50,000 shares of common stock at an exercise price of $3.85 per share.
(18)
Includes stock underlying a warrant to purchase 73,432 shares of common stock at an exercise price of $2.25 per share, stock underlying a warrant to purchase 22,222 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 3,750 shares of common stock at an exercise price of $3.85 per share.

(19)	Includes stock underlying a warrant to purchase 41,500 shares of common stock at an exercise price of $3.85 per share.

(20)
Includes stock underlying a warrant to purchase 11,111 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $3.85 per share.

(21)	Includes stock underlying a warrant to purchase 38,889 shares of common stock at an exercise price of $2.99 per share.
(22)
Includes stock underlying a warrant to purchase 18,750 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.85 per share.

(23)	Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $3.85 per share.
(24)
Includes stock underlying a warrant to purchase 42,778 shares of common stock at an exercise price of $2.25 per share, stock underlying a warrant to purchase 11,111 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share. Mr. Hitchcock previously served as the Company’s Chairman of the Board from October 1, 2001 to October 2003.

(25)	Includes stock underlying a warrant to purchase 33,333 shares of common stock at an exercise price of $2.99 per share.
(26)
Includes stock underlying a warrant to purchase 17,222 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 14,000 shares of common stock at an exercise price of $3.85 per share.

(27)
Includes stock underlying a warrant to purchase 27,778 shares of common stock at an exercise price of $2.99 per share. Mr. Doherty previously served a member of the Company’s Board of Directors from September 1999 to October 2005 and as the Company’s President and Chief Executive Officer from September 1999 to December 2002.

(28)	Includes stock underlying a warrant to purchase 25,000 shares of common stock at an exercise price of $3.85 per share.
(29)	Includes stock underlying a warrant to purchase 25,000 shares of common stock at an exercise price of $3.85 per share.
(30)	Includes stock underlying a warrant to purchase 25,000 shares of common stock at an exercise price of $3.85 per share.
(31)	Includes stock underlying a warrant to purchase 25,000 shares of common stock at an exercise price of $3.85 per share.
(32)	Includes stock underlying a warrant to purchase 25,000 shares of common stock at an exercise price of $3.85 per share.
(33)
Includes stock underlying a warrant to purchase 114,764 shares of common stock at an exercise price of $2.99 per share. Mr. Stecyk is the President and Chief Executive Officer of Griffin Securities, Inc., who acted as placement agent for the December 2005 and July 2006 financing transactions.

(34)	Includes stock underlying a warrant to purchase 22,500 shares of common stock at an exercise price of $2.99 per share.
(35)
Includes stock underlying a warrant to purchase 16,750 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.

(36)
Includes stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 72,102 shares of common stock at an exercise price of $3.85 per share Mr. Saraceno, an employee of Griffin Securities, Inc. acted as placement agents for the December 2005 and July 2006 financing transactions.

(37)
Includes stock underlying a warrant to purchase 30,000 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 72,102 shares of common stock at an exercise price of $3.85 per share. Mr. Zizzamia, an employee of Griffin Securities, Inc. acted as placement agents for the December 2005 and July 2006 financing transactions.

(38)	Includes stock underlying a warrant to purchase 50,556 shares of common stock at an exercise price of $2.25 per share.
(39)
Includes stock underlying a warrant to purchase 100,000 shares of common stock at an exercise price of $2.25 per share. Pacific Growth Equities acted in a consulting role in connection with the May 2005 financing transaction.

(40)	Includes stock underlying a warrant to purchase 20,000 shares of common stock at an exercise price of $3.85 per share.
(41)
Includes stock underlying a warrant to purchase 11,111 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 7,375 shares of common stock at an exercise price of $3.85 per share.

(42)
Includes stock underlying a warrant to purchase 25,278 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 8,000 shares of common stock at an exercise price of $3.85 per share.

(43)
Includes stock underlying a warrant to purchase 7,778 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 11,111 shares of common stock at an exercise price of $2.99 per share.

(44)
Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 12,500 shares of common stock at an exercise price of $2.99 per share.

(45)
Includes stock underlying a warrant to purchase 7,501 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 8,750 shares of common stock at an exercise price of $3.85 per share.

(46)
Includes stock underlying a warrant to purchase 6,250 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share.

(47)
Includes stock underlying a warrant to purchase 6,067 shares of common stock at an exercise price of $2.25 per share, stock underlying a warrant to purchase 4,500 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 6,000 shares of common stock at an exercise price of $3.85 per share.

(48)
Includes stock underlying a warrant to purchase 6,667 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 9,000 shares of common stock at an exercise price of $3.85 per share.

(49)
Includes stock underlying a warrant to purchase 5,553 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share.

(50)
Includes stock underlying a warrant to purchase 70,459 shares of common stock at an exercise price of $3.85 per share. Carter Securities, LLC, which acted as placement agent for the July 2006 financing transaction.

(51)	Includes stock underlying a warrant to purchase 70,000 shares of common stock at an exercise price of $2.25 per share.
(52)	Includes stock underlying a warrant to purchase 15,556 shares of common stock at an exercise price of $2.25 per share.
(53)	Includes stock underlying a warrant to purchase 15,556 shares of common stock at an exercise price of $2.25 per share.
(54)	Includes stock underlying a warrant to purchase 40,719 shares of common stock at an exercise price of $2.25 per share.
(55)	Includes stock underlying a warrant to purchase 15,167 shares of common stock at an exercise price of $2.25 per share.
(56)	Includes stock underlying a warrant to purchase 15,167 shares of common stock at an exercise price of $2.25 per share.
(57)	Includes stock underlying a warrant to purchase 12,500 shares of common stock at an exercise price of $2.99 per share.
(58)
Includes stock underlying a warrant to purchase 7,778 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.

(59)	Includes stock underlying a warrant to purchase 11,250 shares of common stock at an exercise price of $2.99 per share.
(60)	Includes stock underlying a warrant to purchase 11,111 shares of common stock at an exercise price of $2.99 per share.
(61)	Includes stock underlying a warrant to purchase 11,111 shares of common stock at an exercise price of $2.99 per share.

(62)
Includes stock underlying a warrant to purchase 14,292 shares of common stock at an exercise price of $2.25 per share, stock underlying a warrant to purchase 2,775 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.

(63)	Includes stock underlying a warrant to purchase 52,500 shares of common stock at an exercise price of $2.25 per share.
(64)
Includes stock underlying a warrant to purchase 8,750 shares of common stock at an exercise price of $2.99 per share Cantone Partners, L.P. was compensated for a finders’ fee in connection with the December 2005 financing transaction.

(65)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share.
(66)	Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share.
(67)
Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share. Mr. Tombros has served on the Company’s board of directors since November 2005.

(68)	Includes stock underlying a warrant to purchase 9,000 shares of common stock at an exercise price of $3.85 per share.
(69)
Includes stock underlying a warrant to purchase 43,691 shares of common stock at an exercise price of $2.99 per share. Mufson, Howe, Hunter and Partners, LLC acted as placement agents for the December 2005 financing transaction.

(70)
Includes stock underlying a warrant to purchase 1,867 shares of common stock at an exercise price of $2.25 per share, stock underlying a warrant to purchase 4,450 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.

(71)	Includes stock underlying a warrant to purchase 41,176 shares of common stock at an exercise price of $2.25 per share.
(72)	Includes stock underlying a warrant to purchase 7,500 shares of common stock at an exercise price of $3.85 per share.
(73)
Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.

(74)	Includes stock underlying a warrant to purchase 35,000 shares of common stock at an exercise price of $2.25 per share.
(75)	Includes stock underlying a warrant to purchase 7,778 shares of common stock at an exercise price of $2.25 per share.
(76)	Includes stock underlying a warrant to purchase 7,778 shares of common stock at an exercise price of $2.25 per share.
(77)	Includes stock underlying a warrant to purchase 7,778 shares of common stock at an exercise price of $2.25 per share. Mr. Kane is the Company’s President, Chief Executive Officer and a Director
(78)
Includes stock underlying a warrant to purchase 33,333 shares of common stock at an exercise price of $2.25 per share. Jane Smith Turner Trust was compensated for a finders’ fee in connection with the May 2005 financing transaction.

(79)	Includes stock underlying a warrant to purchase 6,250 shares of common stock at an exercise price of $2.99 per share.
(80)	Includes stock underlying a warrant to purchase 6,250 shares of common stock at an exercise price of $2.99 per share.
(81)	Includes stock underlying a warrant to purchase 6,250 shares of common stock at an exercise price of $2.99 per share.
(82)	Includes stock underlying a warrant to purchase 6,250 shares of common stock at an exercise price of $2.99 per share.
(83)	Includes stock underlying a warrant to purchase 30,882 shares of common stock at an exercise price of $2.25 per share.
(84)	Includes stock underlying a warrant to purchase 5,556 shares of common stock at an exercise price of $2.99 per share.

(85)	Includes stock underlying a warrant to purchase 5,556 shares of common stock at an exercise price of $2.99 per share.
(86)
Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 1,250 shares of common stock at an exercise price of $3.85 per share.

(87)
Includes stock underlying a warrant to purchase 2,778 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.

(88)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $2.99 per share.
(89)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $2.99 per share.
(90)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.
(91)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.
(92)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.
(93)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.
(94)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.
(95)	Includes stock underlying a warrant to purchase 5,000 shares of common stock at an exercise price of $3.85 per share.
(96)	Includes stock underlying a warrant to purchase 8,167 shares of common stock at an exercise price of $2.25 per share.
(97)	Includes stock underlying a warrant to purchase 5,444 shares of common stock at an exercise price of $2.25 per share.
(98)	Includes stock underlying a warrant to purchase 5,444 shares of common stock at an exercise price of $2.25 per share.
(99)
Includes stock underlying a warrant to purchase 3,113 shares of common stock at an exercise price of $2.25 per share and stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.85 per share.

(100)
Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 1,500 shares of common stock at an exercise price of $3.85 per share.

(101)	Includes stock underlying a warrant to purchase 21,000 shares of common stock at an exercise price of $2.25 per share.
(102)	Includes stock underlying a warrant to purchase 21,000 shares of common stock at an exercise price of $2.25 per share.
(103)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.25 per share.
(104)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.25 per share.
(105)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.25 per share.
(106)	Includes stock underlying a warrant to purchase 20,588 shares of common stock at an exercise price of $2.25 per share.
(107)	Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $2.99 per share.
(108)
Includes stock underlying a warrant to purchase 4,000 shares of common stock at an exercise price of $3.85 per share. Mr. Reinke, a partner at Reed Smith LLP, our corporate counsel, and serves as the Company’s Assistant Corporate Secretary.

(109)	Includes stock underlying a warrant to purchase 3,750 shares of common stock at an exercise price of $2.99 per share.

(110)	Includes stock underlying a warrant to purchase 17,500 shares of common stock at an exercise price of $2.25 per share.
(111)	Includes stock underlying a warrant to purchase 15,441 shares of common stock at an exercise price of $2.25 per share.
(112)	Includes stock underlying a warrant to purchase 15,441 shares of common stock at an exercise price of $2.25 per share.
(113)	Includes stock underlying a warrant to purchase 3,000 shares of common stock at an exercise price of $3.85 per share.
(114)	Includes stock underlying a warrant to purchase 2,778 shares of common stock at an exercise price of $2.99 per share. Mr. Dougherty has served on the Company’s board of directors since October 2001.
(115)	Includes stock underlying a warrant to purchase 2,778 shares of common stock at an exercise price of $2.99 per share.
(116)	Includes stock underlying a warrant to purchase 2,750 shares of common stock at an exercise price of $3.85 per share.
(117)
Includes stock underlying a warrant to purchase 1,250 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 1,475 shares of common stock at an exercise price of $3.85 per share.

(118)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $2.99 per share.
(119)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.
(120)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.
(121)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.
(122)	Includes stock underlying a warrant to purchase 2,500 shares of common stock at an exercise price of $3.85 per share.
(123)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(124)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(125)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(126)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(127)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(128)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(129)	Includes stock underlying a warrant to purchase 10,500 shares of common stock at an exercise price of $2.25 per share.
(130)
Includes stock underlying a warrant to purchase 10,325 shares of common stock at an exercise price of $3.85 per share. Cantone Research, Inc. was compensated for a finders’ fee in connection with the July 2006 financing transaction.

(131)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(132)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(133)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(134)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share
(135)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(136)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.

(137)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(138)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(139)	Includes stock underlying a warrant to purchase 10,294 shares of common stock at an exercise price of $2.25 per share.
(140)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.85 per share.
(141)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.85 per share.
(142)	Includes stock underlying a warrant to purchase 2,000 shares of common stock at an exercise price of $3.85 per share.
(143)
Includes stock underlying a warrant to purchase 10,000 shares of common stock at an exercise price of $3.85 per share. Ms. Lancian, an employee of Griffin Securities, Inc. acted as placement agents for the July 2006 financing transaction

(144)	Includes stock underlying a warrant to purchase 9,800 shares of common stock at an exercise price of $2.25 per share.
(145)	Includes stock underlying a warrant to purchase 1,770 shares of common stock at an exercise price of $3.85 per share.
(146)	Includes stock underlying a warrant to purchase 8,750 shares of common stock at an exercise price of $2.25 per share.
(147)
Includes stock underlying a warrant to purchase 1,534 shares of common stock at an exercise price of $3.85 per share. Mr. Sloan is the brother of the Company’s former Senior Vice President and Chief Medical Officer, Victor S. Sloan, MD

(148)
Includes stock underlying a warrant to purchase 1,475 shares of common stock at an exercise price of $3.85 per share. Mrs. Sloan is the mother of the Company’s former Senior Vice President and Chief Medical Officer, Victor S. Sloan, MD.

(149)	Includes stock underlying a warrant to purchase 1,250 shares of common stock at an exercise price of $2.99 per share.
(150)	Includes stock underlying a warrant to purchase 6,176 shares of common stock at an exercise price of $2.25 per share.
(151)	Includes stock underlying a warrant to purchase 6,176 shares of common stock at an exercise price of $2.25 per share.
(152)	Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.25 per share.
(153)	Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.25 per share.
(154)	Includes stock underlying a warrant to purchase 5,950 shares of common stock at an exercise price of $2.25 per share.
(155)	Includes stock underlying a warrant to purchase 5,775 shares of common stock at an exercise price of $2.25 per share.
(156)
Includes stock underlying a warrant to purchase 1,111 shares of common stock at an exercise price of $2.99 per share. Mr. Rose is the father of the Company’s Vice President and Chief Financial Officer, Marc L. Rose.

(157)	Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.25 per share.
(158)	Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.25 per share.
(159)	Includes stock underlying a warrant to purchase 5,147 shares of common stock at an exercise price of $2.25 per share.
(160)	Includes stock underlying a warrant to purchase 1,000 shares of common stock at an exercise price of $3.85 per share. Mr. Dougherty has served on the Company’s board of directors since October 2001.
(161)	Includes stock underlying a warrant to purchase 944 shares of common stock at an exercise price of $3.85 per share. Dr. Sloan is the Company’s former Senior Vice President and Chief Medical Officer.
(162)	Includes stock underlying a warrant to purchase 885 shares of common stock at an exercise price of $3.85 per share.

(163)	Includes stock underlying a warrant to purchase 4,118 shares of common stock at an exercise price of $2.25 per share.
(164)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.25 per share.
(165)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.25 per share.
(166)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.25 per share.
(167)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.25 per share.
(168)	Includes stock underlying a warrant to purchase 3,500 shares of common stock at an exercise price of $2.25 per share.
(169)
Includes stock underlying a warrant to purchase 375 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 250 shares of common stock at an exercise price of $3.85 per share. Mr. Dervan is an employee of the Company.

(170)	Includes stock underlying a warrant to purchase 2,625 shares of common stock at an exercise price of $2.25 per share.
(171)	Includes stock underlying a warrant to purchase 500 shares of common stock at an exercise price of $3.85 per share. Ms. Leh is an employee of the Company.
(172)	Includes stock underlying a warrant to purchase 2,059 shares of common stock at an exercise price of $2.25 per share.
(173)	Includes stock underlying a warrant to purchase 295 shares of common stock at an exercise price of $3.85 per share. Mr. Stockmal is an employee of the Company.
(174)
Includes stock underlying a warrant to purchase 95 shares of common stock at an exercise price of $2.99 per share and stock underlying a warrant to purchase 100 shares of common stock at an exercise price of $3.85 per share. Mr. Dervan is the bother of Joe Jude Dervan, an employee of the Company.

(175)	Includes stock underlying a warrant to purchase 100 shares of common stock at an exercise price of $3.85 per share.
(176)	Includes stock underlying a warrant to purchase 50 shares of common stock at an exercise price of $3.85 per share. Ms. Siddiqui is an employee of the Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of the State of Delaware and our bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of our directors is limited as provided in our articles of incorporation.

We maintain directors and officers liability insurance with an aggregate coverage limit of $7,000,000.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES

The following description of our common stock is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, which has been filed with the SEC.

On December 1, 2004, Protalex, Inc., a New Mexico corporation, consummated a merger with and into its newly-formed, wholly-owned subsidiary, Protalex Delaware in order to reincorporate in the State of Delaware. Our authorized capital stock consists of 100,000,000 shares of $0.00001 par value common stock, of which 28,600,464 shares were issued and outstanding as of July 27, 2007. We have reserved 10,565,242 shares of common stock for issuance pursuant to outstanding options and warrants, including 3,963,862 shares reserved for issuance under existing stock option agreements and our 2003 Stock Option Plan, as amended. Each issued and outstanding share is fully paid and non-assessable.

Pre-emptive Rights

No pre-emptive rights under our Certificate of Incorporation exist with respect to any of our common stock.

Pursuant to an Investor Rights Agreement between the Company and certain investors, dated September 18, 2003, or the Investor Rights Agreement, the Company is obligated to give rights of first offer to the investors who are parties to the Investor Rights Agreement, or the Investors, when issuing new securities. Investors entitled to these rights will be given the opportunity to right of first offer to purchase all or any part of such Investor's pro rata share of the new securities equal to the percentage ownership of the Company (on a fully diluted basis) prior to the issuance (assuming conversion of all warrants and options held by such Investor).

The rights of first offer do not include the following issuances: (i) securities offered pursuant to a registration statement filed under the Securities Act relating solely to employee benefit plans, (ii) securities offered pursuant to firmly underwritten public offering of not less than Twenty-Five Million Dollars ($25,000,000) gross proceeds to the Company at a public offering price per share of at least Six Dollars and Fifty Cents ($6.50) and with respect to which the lead underwriters are nationally recognized leaders in the investment banking industry for the biotechnology industry, (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization approved by the majority of the members of the Board of Directors of the Company (iv) all shares of Common Stock issued or issuable to officers, directors, employees, scientific advisors or consultants of the Company pursuant to any employee or consultant stock offering, plan or arrangement approved by the majority of the members of the Board of Directors of the Company, (v) all shares of Common Stock or other securities issued in connection with or as consideration for the acquisition or licensing of technology approved by the majority of the members of the Board of Directors of the Company and (vii) all shares of Common Stock or other securities issued in connection with equipment leasing or equipment financing arrangements approved by the majority of members of the Board of Directors of the Company.

Voting

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of our common stock have no cumulative voting rights.

Pursuant to the Investor Rights Agreement the Company must include, in the slate of board nominees recommended by the board, a person designated by vSpring SBIC, L.P. Mr. Dinesh Patel currently sits on the board as a designee of vSpring. We also have the obligation to use our best efforts to cause this person to continue to be elected to the board.

Dividends

Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors in its discretion, from funds legally available therefor.

Liquidation

In the event of a liquidation, dissolution or winding up of Protalex, the holders of shares of our common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities.

Anti-Takeover Effects of Provisions of the Bylaws

Our bylaws do not permit our stockholders to call a special meeting of stockholders. Under the bylaws, only our Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors are able to call special meetings. The inability of stockholders to call a special meeting may make it difficult for stockholders to remove or replace the board of directors should they desire to do so.

Over-the Counter Bulletin Board Listing

We have our common stock quoted on the Over-the-Counter Bulletin Board under the symbol “PRTX”

Stock Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, Operations Center 6201 15th Avenue Brooklyn, NY 11219.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Reed Smith LLP, San Francisco, California.

EXPERTS

The financial statements included in the prospectus and elsewhere in the registration statement have been audited by Grant Thornton, LLP, independent registered public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Protalex, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at 100 F Street NE, Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov or our website at www.protalex.com. Information contained in our web site is not part of this prospectus.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the document(s) listed below and filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Except as set forth below, the SEC file number for the document(s) incorporated by reference in this prospectus is 0-28385.

•	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request, and at no cost to the requester. Please deliver your request to Protalex, Inc., 145 Union Square Drive, New Hope, PA 18938. You also may access the reports or documents at www.protalex.com.